Exhibit 3.1c

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

XSOURCE CORPORATION

XSource Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

First:                        That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable that the Certificate of Incorporation of the Corporation, as previously amended, be further amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED:	That the Board of Directors of the Corporation recommends and deems it advisable that the Certificate of Incorporation of the Corporation be amended by deleting Article FIRST in its entirety and substituting therefor a new Article FIRST as follows:

“FIRST: The name of the corporation (the “Corporation”) is Modern Holdings Incorporated.”

RESOLVED:	That the Board of Directors of the Corporation recommends and deems it advisable that the Certificate of Incorporation of the Corporation be amended by deleting the first paragraph of Article FOURTH in its entirety and substituting therefor a new first paragraph of Article FOURTH as follows:

“FOURTH: The total number of shares of capital stock that the Corporation has the authority to issue is 21,000,000 shares, consisting of 20,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 1,000,000 shares of Special Preferred Stock, $0.01 par value per share (“Special Preferred Stock”), amounting to an aggregate par value of $210,000.00.”

RESOLVED:	That the aforesaid proposed amendments be submitted to the stockholders of the Corporation for their consideration.
RESOLVED:	That following the approval by the stockholders of the aforesaid proposed amendments as required by law, the officers of the Corporation be, and they hereby are, and each of them acting singly hereby is, authorized and directed (a) to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Amendment setting forth the aforesaid amendments in the form approved by the stockholders and (b) to take any and all other actions necessary, desirable or convenient to give effect to the aforesaid amendments or otherwise to carry out the purposes of the foregoing Resolutions.

Second:             That in lieu of a meeting and vote of the stockholders of the Corporation, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporate Law of the State of Delaware.

Third:                 That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 228 and Section 242 of the General Corporate Law of the State of Delaware.

IN WITNESS WHEREOF, said XSource Corporation has caused this certificate to be signed by Henry Guy, its President and Chief Executive Officer, this 26th day of January, 2003.

XSOURCE CORPORATION

By:	/s/ Henry Guy
Henry Guy
President and Chief Executive Officer

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